Exhibit 97.1

Approved November 2023

Eagle Bancorp Montana, Inc.

Clawback Policy

1.    Introduction. The Board of Directors (the "Board") of Eagle Bancorp Montana, Inc. (the “Company”) believes that it is in the best interests of the Company to maintain a culture that emphasizes integrity and accountability. The Board has therefore adopted this Clawback Policy (the "Policy"), which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”).

2.    Administration. This Policy shall be administered by the Board’s Compensation Committee (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals.

3.    Covered Executives. This Policy applies to any person, who is or was an “Executive Officer,” as such term is defined in Rule 10D-1 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 5608(d) of the Nasdaq Stock Market (“Nasdaq”) Corporate Governance Requirements ("Covered Executives").

4.    Recoupment; Accounting Restatement. In the event the Company is required to prepare a Restatement, the Company will recover reasonably promptly from any Covered Executive the amount of any Erroneously Awarded Incentive-Based Compensation (as defined below), without regard to any misconduct on the part of the Covered Executive.

5.    Incentive-Based Compensation. For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Examples of “financial reporting measures” include but are not limited to earnings measures (including net interest margin and EPS), interest and dividend income, net interest income, and liquidity measures. Stock price and total shareholder return are also financial reporting measures.

6.    Incentive-Based Compensation: Amount Subject to Recovery. The amount to be recovered will be the amount of the Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts and must be computed without regard to any taxes paid (“Erroneously Awarded Incentive-Based Compensation”), as determined by the Committee. If the Committee cannot determine the Erroneously Awarded Incentive-Based Compensation directly from the information in the Restatement, then it will make its determination based on a reasonable estimate of the effect of the Restatement, and the Company must maintain documentation of that reasonable estimate and provide such documentation to Nasdaq. For the purposes of this Policy, Incentive-Based Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period.

Approved November 2023

For the purposes of this Policy, the recoverable excess Incentive-Based Compensation shall be all Incentive- Based Compensation received on or after the Effective Date of this Policy set forth below by a Covered Executive: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company was required to prepare a Restatement, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board, or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the Securities and Exchange Commission (“SEC”).

7.    Method of Recoupment. The Committee will determine, in its sole discretion, the method for recouping Erroneously Awarded Incentive-Based Compensation hereunder which may include, without limitation: requiring reimbursement of incentive cash compensation previously paid; seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; cancelling outstanding vested or unvested equity awards; and/or taking any other remedial and recovery action permitted by law, as determined by the Committee.

8.    No Indemnification. The Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Incentive-Based Compensation.

9.    Interpretation. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and/or Nasdaq.

10.    Effective Date. This Policy shall be effective on October 2, 2023,1 and shall apply to Incentive Compensation that is received (as defined above) on or after that date.

11.    Amendment; Termination. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to maintain compliance with the regulations adopted by the SEC and Nasdaq. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 11 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or Nasdaq rule.

1 [Note - Nasdaq Rule 5608 is effective October 2nd. The Policy must apply to incentive-based compensation received on or after such date]

Approved November 2023

12.    Other Recoupment Rights; Other Reimbursements. The Committee intends that this Policy will be applied to the fullest extent of the law. Any existing or future employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with any Covered Executive shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered Executive to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy, in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

To the extent that the Covered Executive has already reimbursed the Company for any erroneously awarded compensation received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Incentive-Based Compensation that is subject to recovery under this Policy.

13.    Impracticability. The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Incentive-Based Compensation in compliance with this Policy unless the Committee has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements: (i) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Incentive-Based Compensation based on expense of enforcement, the Committee must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

14.    Successors. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

15.    Acknowledgement. Each Covered Executive shall sign and return to the Company, within 30 calendar days following the later of (i) the date this Policy is adopted by the Board of Directors or (ii) the date the individual becomes a Covered Executive, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive agrees to be bound by, and to comply with, the terms and conditions of this Policy.

Approved November 2023

EXHIBIT A

Eagle Bancorp Montana, Inc.

Clawback Policy

Acknowledgement Form

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of Eagle Bancorp Montana, Inc. (the “Company”) Clawback Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company with respect to any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Incentive-Based Compensation (as determined consistent with the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

COVERED EXECUTIVE

Signature:

Print Name:

Date: